EXHIBIT 99.1
PRESS RELEASE	Arch Capital Group Ltd.
NASDAQ Symbol: ACGL	Waterloo House, Ground Floor
For Immediate Release	100 Pitts Bay Road
October 27, 2021	Pembroke HM 08 Bermuda

ARCH CAPITAL GROUP LTD. REPORTS 2021 THIRD QUARTER RESULTS

PEMBROKE, BERMUDA--(BUSINESS WIRE)--Arch Capital Group Ltd. (NASDAQ: ACGL) announces its 2021 third quarter results. The results included:
•Net income available to Arch common shareholders of $388.8 million, or $0.98 per share, a 12.3% annualized net income return on average common equity, compared to $408.6 million, or $1.00 per share, for the 2020 third quarter;
•After-tax operating income available to Arch common shareholders(1) of $294.7 million, or $0.74 per share, a 9.3% annualized operating return on average common equity, compared to $120.3 million, or $0.29 per share, for the 2020 third quarter;
•Pre-tax current accident year catastrophic losses for the Company’s insurance and reinsurance segments, net of reinsurance and reinstatement premiums(1) of $335.9 million, primarily related to Hurricane Ida, European floods and other global events;
•Favorable development in prior year loss reserves, net of related adjustments(1) of $118.3 million;
•Combined ratio excluding catastrophic activity and prior year development(1) of 80.1%, compared to 84.3% for the 2020 third quarter;
•The percentage of loans in default on U.S. primary mortgage business was 2.67% at September 30, 2021, compared to 3.11% at June 30, 2021;
•Closing of the Watford transaction resulted in a one-time net income gain of $62.5 million, or $0.16 per share, as well as an additional $161.2 million in ceded premiums written in the quarter for the reinsurance segment due to retrocessions to Watford, with no corresponding impact to underwriting income;
•9.7 million shares repurchased at an aggregate cost of $386.9 million;
•Book value per common share of $32.43 at September 30, 2021, a 1.3% increase from June 30, 2021 and a 12.8% increase from September 30, 2020.

All earnings per share amounts discussed in this release are on a diluted basis. The following table summarizes the Company’s underwriting results, both (i) on a consolidated basis and (ii) on a consolidated basis excluding the ‘other’ segment (i.e., results of Watford). Effective July 1, 2021, the Company no longer consolidates the results of Watford in its consolidated financial statements.

(U.S. dollars in thousands)	Consolidated			Consolidated Excluding ‘Other’ Segment (1)
	Three Months Ended September 30,			Three Months Ended September 30,
	2021	2020	% Change	2021	2020	% Change
Gross premiums written	$3,207,415	$2,681,032	19.6	$3,207,415	$2,556,914	25.4
Net premiums written	2,075,929	1,874,144	10.8	2,075,929	1,726,828	20.2
Net premiums earned	1,929,337	1,771,092	8.9	1,929,337	1,625,061	18.7
Underwriting income	173,745	96,604	79.9	173,745	104,877	65.7
Underwriting Ratios			% Point Change			% Point Change
Loss ratio	63.5%	68.7%	(5.2)	63.5%	67.7%	(4.2)
Underwriting expense ratio	27.9%	26.2%	1.7	27.9%	26.2%	1.7
Combined ratio	91.4%	94.9%	(3.5)	91.4%	93.9%	(2.5)

Combined ratio excluding catastrophic activity and prior year development (1)				80.1%	84.3%	(4.2)
(1)    Presentation represents a “non-GAAP” financial measure as defined in Regulation G. Such presentation excludes the results of Watford Holdings Ltd. (“Watford”). Pursuant to GAAP, the Company consolidated the results of Watford in its financial statements through June 30, 2021. See ‘Comments on Regulation G’ for further details.

The following table summarizes the Company’s consolidated financial data, including a reconciliation of net income or loss available to Arch common shareholders to after-tax operating income or loss available to Arch common shareholders and related diluted per share results:

(U.S. dollars in thousands, except share data)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Net income available to Arch common shareholders	$388,751	$408,636	$1,480,324	$830,768
Net realized (gains) losses	25,040	(219,726)	(247,949)	(517,007)
Equity in net (income) loss of investment funds accounted for using the equity method	(105,398)	(126,735)	(299,270)	(57,407)
Net foreign exchange (gains) losses	(36,078)	39,462	(39,522)	17,003
Transaction costs and other	1,036	1,674	889	5,246
Loss on redemption of preferred shares	15,101	—	15,101	—
Income tax expense (benefit) (1)	6,236	17,010	32,100	48,088
After-tax operating income available to Arch common shareholders	$294,688	$120,321	$941,673	$326,691

Diluted per common share results:
Net income available to Arch common shareholders	$0.98	$1.00	$3.66	$2.02
Net realized (gains) losses	0.05	(0.54)	(0.61)	(1.25)
Equity in net (income) loss of investment funds accounted for using the equity method	(0.26)	(0.31)	(0.74)	(0.14)
Net foreign exchange (gains) losses	(0.09)	0.10	(0.10)	0.04
Transaction costs and other	0.00	0.00	0.00	0.01
Loss on redemption of preferred shares	0.04	—	0.04	—
Income tax expense (benefit) (1)	0.02	0.04	0.08	0.12
After-tax operating income available to Arch common shareholders	$0.74	$0.29	$2.33	$0.80

Weighted average common shares and common share equivalents outstanding — diluted	397,903,347	409,194,657	404,260,485	410,314,897

Beginning common shareholders’ equity	$12,706,072	$11,211,825	$12,325,886	$10,717,371
Ending common shareholders’ equity	12,557,526	11,671,997	12,557,526	11,671,997
Average common shareholders’ equity	$12,631,799	$11,441,911	$12,441,706	$11,194,684

Annualized net income return on average common equity	12.3%	14.3%	15.9%	9.9%
Annualized operating return on average common equity	9.3%	4.2%	10.1%	3.9%
(1)    Income tax expense (benefit) on net realized gains or losses, equity in net income (loss) of investment funds accounted for using the equity method, net foreign exchange gains or losses, transaction costs and other and loss on redemption of preferred shares reflects the relative mix reported by jurisdiction and the varying tax rates in each jurisdiction.

Each line item in the table above reflects the impact of the Company’s ownership of Watford’s outstanding common equity through June 30, 2021. See ‘Comments on Regulation G’ for a discussion of non-GAAP financial measures.

Segment Information

The following section provides analysis on the Company’s 2021 third quarter performance by operating segment. For additional details regarding the Company’s operating segments, please refer to the Company’s Financial Supplement dated September 30, 2021. The Company’s segment information includes the use of underwriting income (loss) and a combined ratio excluding catastrophic activity and prior year development. Such items are non-GAAP financial measures (see ‘Comments on Regulation G’ for further details).
Insurance Segment

	Three Months Ended September 30,
(U.S. dollars in thousands)	2021	2020	% Change

Gross premiums written	$1,596,619	$1,206,328	32.4
Net premiums written	1,153,813	824,161	40.0
Net premiums earned	938,670	719,154	30.5

Underwriting income (loss)	$(21,358)	$(31,159)	31.5

Underwriting Ratios			% Point Change
Loss ratio	71.2%	73.0%	(1.8)
Underwriting expense ratio	31.0%	31.2%	(0.2)
Combined ratio	102.2%	104.2%	(2.0)

Catastrophic activity and prior year development:
Current accident year catastrophic events, net of reinsurance and reinstatement premiums	12.2%	10.3%	1.9
Net (favorable) adverse development in prior year loss reserves, net of related adjustments	(0.5)%	(0.2)%	(0.3)
Combined ratio excluding catastrophic activity and prior year development (1)	90.5%	94.1%	(3.6)
(1)See ‘Comments on Regulation G’ for further discussion.
Gross premiums written by the insurance segment in the 2021 third quarter were 32.4% higher than in the 2020 third quarter while net premiums written were 40.0% higher than in the 2020 third quarter. The higher level of net premiums written reflected increases in most lines of business, due in part to rate increases, new business opportunities and growth in existing accounts. Net premiums earned in the 2021 third quarter were 30.5% higher than in the 2020 third quarter, and reflect changes in net premiums written over the previous five quarters.
The 2021 third quarter loss ratio reflected 12.2 points of current year catastrophic activity, primarily related to Hurricane Ida and other global events, compared to 10.3 points in the 2020 third quarter. Estimated net favorable development of prior year loss reserves, before related adjustments, reduced the loss ratio by 0.5 points in the 2021 third quarter, compared to 0.3 points in the 2020 third quarter. The improvement in the 2021 third quarter loss ratio also reflected the effect of changes in mix of business and the impact of rate increases.
The underwriting expense ratio was 31.0% in the 2021 third quarter, consistent with 31.2% in the 2020 third quarter.

Reinsurance Segment

	Three Months Ended September 30,
(U.S. dollars in thousands)	2021	2020	% Change

Gross premiums written	$1,251,760	$1,004,590	24.6
Net premiums written	621,389	604,202	2.8
Net premiums earned	678,702	554,498	22.4
Other underwriting income (loss)	3,293	298	1,005.0

Underwriting income (loss)	$(38,948)	$5,506	(807.4)

Underwriting Ratios			% Point Change
Loss ratio	80.4%	76.1%	4.3
Underwriting expense ratio	25.8%	22.9%	2.9
Combined ratio	106.2%	99.0%	7.2

Catastrophic activity and prior year development:
Current accident year catastrophic events, net of reinsurance and reinstatement premiums	32.6%	23.3%	9.3
Net (favorable) adverse development in prior year loss reserves, net of related adjustments	(9.6)%	(7.4)%	(2.2)
Combined ratio excluding catastrophic activity and prior year development (1)	83.2%	83.1%	0.1
(1)See ‘Comments on Regulation G’ for further discussion.
Gross premiums written by the reinsurance segment in the 2021 third quarter were 24.6% higher than in the 2020 third quarter, while net premiums written were 2.8% higher than in the 2020 third quarter. The lower level of growth in net premiums written compared to gross premiums written primarily reflected a higher level of premiums ceded due to a one-time $161.2 million adjustment, resulting from retrocessions to Watford following its ownership change on July 1, 2021. Absent this item, the growth in net premiums written would have been 29.5%, consistent with the level of growth in gross premiums written, reflecting increases in most lines of business, due in part to new business opportunities and rate increases. Net premiums earned by the reinsurance segment in the 2021 third quarter were 22.4% higher than in the 2020 third quarter, and reflect changes in net premiums written over the previous five quarters.

The 2021 third quarter loss ratio reflected 34.6 points of current year catastrophic activity, primarily related to Hurricane Ida, European floods and other global events, compared to 26.1 points in the 2020 third quarter. Estimated net favorable development of prior year loss reserves, before related adjustments, reduced the loss ratio by 10.7 points in the 2021 third quarter, compared to 7.6 points in the 2020 third quarter. The 2021 third quarter loss ratio also reflected the effect of changes in the mix of business.
The underwriting expense ratio was 25.8% in the 2021 third quarter, compared to 22.9% in the 2020 third quarter, with the increase primarily resulting from changes in mix of business to lines with higher acquisition costs and a higher level of expenses related to favorable development of prior year loss reserves.

Mortgage Segment

	Three Months Ended September 30,
(U.S. dollars in thousands)	2021	2020	% Change

Gross premiums written	$360,934	$346,248	4.2
Net premiums written	300,727	298,465	0.8
Net premiums earned	311,965	351,409	(11.2)
Other underwriting income	3,981	4,600	(13.5)

Underwriting income	$234,051	$130,530	79.3

Underwriting Ratios			% Point Change
Loss ratio	3.7%	43.6%	(39.9)
Underwriting expense ratio	22.5%	20.6%	1.9
Combined ratio	26.2%	64.2%	(38.0)

Prior year development:
Net (favorable) adverse development in prior year loss reserves, net of related adjustments	(15.5)%	(1.3)%	(14.2)
Combined ratio excluding prior year development (1)	41.7%	65.5%	(23.8)
(1)See ‘Comments on Regulation G’ for further discussion.
Gross premiums written by the mortgage segment in the 2021 third quarter were 4.2% higher than in the 2020 third quarter, while net premiums written were 0.8% higher. The increase in gross premiums written reflected growth in Australian single premium mortgage insurance as a result of the previously disclosed acquisition of Westpac Lenders Mortgage Insurance Limited. The lower increase in net premiums written reflected a higher level of premiums ceded on U.S. primary mortgage insurance. Net premiums earned in the 2021 third quarter were 11.2% lower than in the 2020 third quarter, primarily reflecting a lower level of single premium policy terminations.
The 2021 third quarter loss ratio reflected the impact of lower new delinquencies and favorable cure activity. The percentage of loans in default on U.S. primary mortgage insurance business was 2.67% at September 30, 2021, compared to 3.11% at June 30, 2021. Estimated net favorable development in prior year loss reserves, before related adjustments, reduced the 2021 third quarter loss ratio by 14.5 points, compared to 1.3 points in the 2020 third quarter.
The underwriting expense ratio was 22.5% in the 2021 third quarter, compared to 20.6% in the 2020 third quarter, with the increase primarily due to a lower level in net premiums earned on U.S. primary mortgage insurance business.

Corporate and Non-Underwriting
Corporate and non-underwriting results include net investment income, other income (loss), corporate expenses, transaction costs and other, amortization of intangible assets, interest expense, items related to the Company’s non-cumulative preferred shares, net realized gains or losses (which includes changes in the allowance for credit losses on financial assets and net impairment losses recognized in earnings), equity in net income or loss of investment funds accounted for using the equity method, net foreign exchange gains or losses, income or loss from operating affiliates and income taxes. Such amounts exclude the results of the ‘other’ segment.
Pre-tax net investment income for the 2021 third quarter was $0.22 per share, or $88.2 million, compared to $0.24 per share, or $99.9 million, for the 2020 third quarter. The annualized pre-tax investment income yield was 1.41% for the 2021 third quarter, compared to 1.76% for the 2020 third quarter, with the decrease primarily due to lower yields available in the financial markets. Total return, a non-GAAP measure, was 0.01% for the 2021 third quarter, compared to 2.30% for the 2020 third quarter, primarily as a result of the mark-to-market impacts of higher interest rates in the 2021 period. See ‘Comments on Regulation G’ for a discussion of non-GAAP financial measures.
Interest expense for the 2021 third quarter was $33.2 million, compared to $36.2 million for the 2020 third quarter. Interest expense primarily reflects amounts related to the Company’s outstanding senior notes. Preferred dividends for the 2021 third quarter were $16.1 million, compared to $10.4 million for the 2020 third quarter, with the increase reflecting the impact of the issuance of series G preferred shares in June 2021. The proceeds from the preferred offering were used to redeem the Company’s Series E preferred shares on September 30, 2021. As such, in accordance with GAAP, the Company recorded a loss of $15.1 million to remove original issuance costs related to the redeemed shares from additional paid-in capital. For additional information on the Company’s capital structure, please refer to the Financial Supplement dated September 30, 2021.

On a pre-tax basis, net foreign exchange gains for the 2021 third quarter were $36.1 million, compared to net foreign exchange losses for the 2020 third quarter of $38.7 million. For both periods, such amounts were primarily unrealized and resulted from the effects of revaluing the Company’s net insurance liabilities required to be settled in foreign currencies at each balance sheet date. Changes in the value of available-for-sale investments held in foreign currencies due to foreign currency rate movements are reflected as a direct increase or decrease to shareholders’ equity and are not included in the consolidated statements of income. Although the Company generally attempts to match the currency of its projected liabilities with investments in the same currencies, the Company may elect to over or underweight one or more currencies from time to time, which could increase the Company’s exposure to foreign currency fluctuations and increase the volatility of the Company’s shareholders’ equity.
The Company’s effective tax rate on income before income taxes (based on the Company’s estimated annual effective tax rate) was an expense of 1.0% for the 2021 third quarter, compared to an expense of 5.3% for the 2020 third quarter. The Company’s effective tax rate on pre-tax operating income available to Arch common shareholders was a benefit of 0.7% for the 2021 third quarter, compared to an expense of 4.8% for the 2020 third quarter. The effective tax rates for the 2021 third quarter included discrete income tax benefits of $25.3 million which had the effect of decreasing the 2021 third quarter effective tax rate on operating income available to Arch common shareholders by 8.2%. The discrete tax items in the 2021 third quarter primarily relate to the partial release of a valuation allowance on certain U.K. deferred tax assets. The Company’s effective tax rate may fluctuate from period to period based upon the relative mix of income or loss reported by jurisdiction, the level of catastrophic loss activity incurred, and the varying tax rates in each jurisdiction. The Company’s quarterly tax provision is adjusted to reflect changes in its estimated annual effective tax rate, if any.
During the 2021 first quarter, the Company changed its presentation of ‘income (loss) from operating affiliates’ on its consolidated statements of income for all periods presented to reclass such item from ‘other income (loss).’ The Company also changed its presentation of ‘investment in operating affiliates’ on its consolidated balance sheet for all periods presented to reclass such item from ‘other assets.’ Income from operating affiliates for the 2021 third quarter was $124.1 million, or $0.31 per share, compared to income of $0.9 million, or $0.00 per share, for the 2020 third quarter. Results for the 2021 third quarter reflected a one-time gain of $95.7 million recognized from the Company’s previously disclosed acquisition of a 40% share of Watford. In addition, the ‘net realized gains (losses)’ line on the Company’s consolidated statements of income included a $33.1 million loss as a result of this transaction this quarter.

Conference Call

The Company will hold a conference call for investors and analysts at 11:00 a.m. Eastern Time on October 28, 2021. A live webcast of this call will be available via the Investors section of the Company’s website at http://www.archgroup.com. A telephone replay of the conference call also will be available beginning on October 28, 2021 at 2:00 p.m. Eastern Time until November 4, 2021 at midnight Eastern Time. To access the replay, domestic callers should dial 855-859-2056, and international callers should dial 404-537-3406 (passcode 3440118 for all callers).
Please refer to the Company’s Financial Supplement dated September 30, 2021, which is available via the Investors section of the Company’s website at http://www.archgroup.com. The Financial Supplement provides additional detail regarding the financial performance of the Company. From time to time, the Company posts additional financial information and presentations to its website, including information with respect to its subsidiaries. Investors and other recipients of this information are encouraged to check the Company’s website regularly for additional information regarding the Company.
Arch Capital Group Ltd., a publicly listed Bermuda exempted company with approximately $16.1 billion in capital at September 30, 2021, provides insurance, reinsurance and mortgage insurance on a worldwide basis through its wholly owned subsidiaries.
Comments on Regulation G

Throughout this release, the Company presents its operations in the way it believes will be the most meaningful and useful to investors, analysts, rating agencies and others who use the Company’s financial information in evaluating the performance of the Company and that investors and such other persons benefit from having a consistent basis for comparison between quarters and for comparison with other companies within the industry. These measures may not, however, be comparable to similarly titled measures used by companies outside of the insurance industry. Investors are cautioned not to place undue reliance on these non-GAAP financial measures in assessing the Company’s overall financial performance.
This presentation includes the use of “after-tax operating income or loss available to Arch common shareholders,” which is defined as net income available to Arch common shareholders, excluding net realized gains or losses (which includes changes in the allowance for credit losses on financial assets and net impairment losses recognized in earnings), equity in net income or loss of investment funds accounted for using the equity method, net foreign exchange gains or losses, transaction costs and other and loss on redemption of preferred shares, net of income taxes, and the use of annualized operating return on average common equity. The presentation of after-tax operating income available to Arch common shareholders and annualized operating return on average common equity are non-GAAP financial measures as defined in Regulation G. The reconciliation of such measures to net income available to Arch common shareholders and annualized net income return on average common equity (the most directly comparable GAAP financial measures) in accordance with Regulation G is included on page 2 of this release.
The Company believes that net realized gains or losses, equity in net income or loss of investment funds accounted for using the equity method, net foreign exchange gains or losses, transaction costs and other and loss on redemption of preferred shares in any particular period are not indicative of the performance of, or trends in, the Company’s business performance. Although net realized gains or losses, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses are an integral part of the Company’s operations, the decision to realize investment gains or losses, the recognition of the change in the carrying value of investments accounted for using the fair value option in net realized gains or losses, the recognition of equity in net income or loss of investment funds accounted for using the equity method and the recognition of foreign exchange gains or losses are independent of the insurance underwriting process and result, in large part, from general economic and financial market conditions. Furthermore, certain users of the Company’s financial information believe that, for many companies, the timing of the realization of investment gains or losses is largely opportunistic. In addition, changes in the allowance for credit losses and net impairment losses recognized in earnings on the Company’s investments represent other-than-temporary declines in expected recovery values on securities without actual realization. The use of the equity method on certain of the Company’s investments in certain funds that invest in fixed maturity securities is driven by the ownership structure of such funds (either limited partnerships or limited liability companies). In applying the equity method, these investments are initially recorded at cost and are subsequently adjusted based on the Company’s proportionate share of the net income or loss of the funds (which include changes in the fair value of the underlying securities in the funds). This method of accounting is different from the way the Company accounts for its other fixed maturity securities and the timing of the recognition of equity in net income or loss of investment funds accounted for using the equity method may differ from gains or losses in the future upon sale or maturity of such investments. Transaction costs and other include advisory, financing, legal, severance, incentive compensation and other costs related to acquisitions. The Company believes that transaction costs and other, due to their non-recurring nature, are not indicative of the performance of, or trends in, the Company’s business performance. The loss on redemption of preferred shares related to the redemption of the Company's Series E preferred shares in September 2021 and had no impact on shareholders' equity or cash flows. Due to these reasons, the Company excludes net realized gains or losses, equity in net income or loss of investment funds accounted for using the equity method, net foreign exchange gains or losses and transaction costs and other from the calculation of after-tax operating income or loss available to Arch common shareholders.
The Company believes that showing net income available to Arch common shareholders exclusive of the items referred to above reflects the underlying fundamentals of the Company’s business since the Company evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income available to Arch common shareholders, the Company believes that this presentation enables investors and other users of the Company’s financial information to analyze the Company’s performance in a manner similar to how the Company’s management analyzes performance. The Company also believes that this measure follows industry practice and, therefore, allows the users of the Company’s financial information to compare the Company’s performance with its industry peer group. The Company believes that the equity analysts and certain rating agencies which follow the Company and the insurance industry as a whole generally exclude these items from their analyses for the same reasons.
The Company’s segment information includes the presentation of consolidated underwriting income or loss and a subtotal of underwriting income or loss before the contribution from the ‘other’ segment. Such measures represent the pre-tax profitability of its underwriting operations and include net premiums earned plus other underwriting income, less losses and loss adjustment expenses, acquisition expenses and other operating expenses. Other operating expenses include those operating expenses that are incremental and/or directly attributable to the Company’s individual underwriting operations. Underwriting income or loss does not incorporate items included in the Company’s corporate (non-underwriting) segment. While these measures are presented in the Segment Information footnote to the Company’s Consolidated Financial Statements, they are considered non-GAAP financial measures when presented elsewhere on a consolidated basis. The reconciliations of underwriting income or loss to income before income taxes (the most directly comparable GAAP financial measure) on a consolidated basis and a subtotal before the contribution from the ‘other’ segment, in accordance with Regulation G, is shown on the following pages.
Management measures segment performance for its three underwriting segments based on underwriting income or loss. The Company does not manage its assets by underwriting segment and, accordingly, investment income and other non-underwriting related items are not allocated to each underwriting segment. As noted earlier, the ‘other’ segment includes the results of Watford through June 30, 2021.
Along with consolidated underwriting income, the Company provides a subtotal of underwriting income or loss before the contribution from the ‘other’ segment and believes that this presentation enables investors and other users of the Company’s financial information to analyze the Company’s underwriting performance in a manner similar to how the Company’s management analyzes performance. Pursuant to GAAP, Watford was considered a variable interest entity and the Company concluded that it was the primary beneficiary of Watford through June 30, 2021. As such, the Company consolidated the results of Watford in its consolidated financial statements. The Company’s presentation of information on a ‘core’ basis enabled investors and other users of the Company’s financial information to analyze the Company’s performance in a manner similar to how the Company’s management analyzed performance. In the 2020 fourth quarter, Arch Capital, Watford, and Greysbridge Ltd., a wholly-owned subsidiary of Arch Capital (“Greysbridge”), entered into an Agreement and Plan of Merger (as amended, the “Merger Agreement”) pursuant to which, among other things, Arch Capital agreed to acquire all of the common shares of Watford Holdings Ltd. not owned by Arch. Arch Capital assigned its rights under the Merger Agreement to Greysbridge. The merger and the related Greysbridge equity financing closed on July 1, 2021. Effective July 1, 2021, Watford is wholly owned by Greysbridge and Greysbridge is owned 40% by the Company, 30% by certain investment funds managed by Kelso & Company and 30% by certain investment funds managed by Warburg Pincus LLC. Based on the governing documents of Greysbridge, the Company has concluded that, while it retains significant influence over Greysbridge, Greysbridge does not constitute a variable interest entity of which the Company is the primary beneficiary. Accordingly, effective July 1, 2021, Arch no longer consolidates the results of Watford in its consolidated financial statements and footnotes.

In addition, the Company’s segment information includes the use of a combined ratio excluding catastrophic activity and prior year development, for the insurance and reinsurance segments, and a combined ratio excluding prior year development, for the mortgage segment. These ratios are non-GAAP financial measures as defined in Regulation G. The reconciliation of such measures to the combined ratio (the most directly comparable GAAP financial measure) in accordance with Regulation G are shown on the individual segment pages. The Company’s management utilizes the adjusted combined ratios excluding current accident year catastrophic events and favorable or adverse development in prior year loss reserves in its analysis of the underwriting performance of each of its underwriting segments.
Total return on investments includes investment income, equity in net income or loss of investment funds accounted for using the equity method, net realized gains and losses (excluding changes in the allowance for credit losses on non-investment related financial assets) and the change in unrealized gains and losses generated by Arch’s investment portfolio. Total return is calculated on a pre-tax basis and before investment expenses, excludes amounts reflected in the ‘other’ segment, and reflects the effect of financial market conditions along with foreign currency fluctuations. Management uses total return on investments as a key measure of the return generated to Arch common shareholders, and compares the return generated by the Company’s investment portfolio against benchmark returns during the periods presented.

The following tables summarize the Company’s results by segment for the 2021 third quarter and 2020 third quarter and a reconciliation of underwriting income or loss to income or loss before income taxes and net income or loss available to Arch common shareholders:

(U.S. Dollars in thousands)	Three Months Ended
	September 30, 2021
	Insurance	Reinsurance	Mortgage	Sub-total	Other	Total
Gross premiums written (1)	$1,596,619	$1,251,760	$360,934	$3,207,415	$—	$3,207,415
Premiums ceded	(442,806)	(630,371)	(60,207)	(1,131,486)	—	(1,131,486)
Net premiums written	1,153,813	621,389	300,727	2,075,929	—	2,075,929
Change in unearned premiums	(215,143)	57,313	11,238	(146,592)	—	(146,592)
Net premiums earned	938,670	678,702	311,965	1,929,337	—	1,929,337
Other underwriting income (loss)	—	3,293	3,981	7,274	—	7,274
Losses and loss adjustment expenses	(668,630)	(545,846)	(11,543)	(1,226,019)	—	(1,226,019)
Acquisition expenses	(152,467)	(129,450)	(24,098)	(306,015)	—	(306,015)
Other operating expenses	(138,931)	(45,647)	(46,254)	(230,832)	—	(230,832)
Underwriting income (loss)	$(21,358)	$(38,948)	$234,051	173,745	—	173,745

Net investment income				88,195	—	88,195
Net realized gains (losses)				(25,040)	—	(25,040)
Equity in net income (loss) of investment funds accounted for using the equity method				105,398	—	105,398
Other income (loss)				(3,960)	—	(3,960)
Corporate expenses				(18,636)	—	(18,636)
Transaction costs and other				(1,036)	—	(1,036)
Amortization of intangible assets				(20,135)	—	(20,135)
Interest expense				(33,176)	—	(33,176)
Net foreign exchange gains (losses)				36,078	—	36,078
Income (loss) before income taxes and income (loss) from operating affiliates				301,433	—	301,433
Income tax expense				(4,137)	—	(4,137)
Income (loss) from operating affiliates				124,119	—	124,119
Net income (loss)				421,415	—	421,415
Dividends attributable to redeemable noncontrolling interests				(1,473)	—	(1,473)
Amounts attributable to nonredeemable noncontrolling interests				—	—	—
Net income (loss) available to Arch				419,942	—	419,942
Preferred dividends				(16,090)	—	(16,090)
Loss on redemption of preferred shares				(15,101)	—	(15,101)
Net income (loss) available to Arch common shareholders				$388,751	$—	$388,751

Underwriting Ratios
Loss ratio	71.2%	80.4%	3.7%	63.5%	—%	63.5%
Acquisition expense ratio	16.2%	19.1%	7.7%	15.9%	—%	15.9%
Other operating expense ratio	14.8%	6.7%	14.8%	12.0%	—%	12.0%
Combined ratio	102.2%	106.2%	26.2%	91.4%	—%	91.4%

Net premiums written to gross premiums written	72.3%	49.6%	83.3%	64.7%	—%	64.7%

(1)    Certain amounts included in the gross premiums written of each segment are related to intersegment transactions and are included in the gross premiums written of each segment. Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above due to the elimination of intersegment transactions in the total.

(U.S. Dollars in thousands)	Three Months Ended
	September 30, 2020
	Insurance	Reinsurance	Mortgage	Sub-total	Other	Total
Gross premiums written (1)	$1,206,328	$1,004,590	$346,248	$2,556,914	$197,480	$2,681,032
Premiums ceded	(382,167)	(400,388)	(47,783)	(830,086)	(50,164)	(806,888)
Net premiums written	824,161	604,202	298,465	1,726,828	147,316	1,874,144
Change in unearned premiums	(105,007)	(49,704)	52,944	(101,767)	(1,285)	(103,052)
Net premiums earned	719,154	554,498	351,409	1,625,061	146,031	1,771,092
Other underwriting income (loss)	(31)	298	4,600	4,867	546	5,413
Losses and loss adjustment expenses	(525,321)	(422,084)	(153,055)	(1,100,460)	(115,813)	(1,216,273)
Acquisition expenses	(102,420)	(85,388)	(35,716)	(223,524)	(24,418)	(247,942)
Other operating expenses	(122,541)	(41,818)	(36,708)	(201,067)	(14,619)	(215,686)
Underwriting income (loss)	$(31,159)	$5,506	$130,530	104,877	(8,273)	96,604

Net investment income				99,857	28,655	128,512
Net realized gains (losses)				210,984	69,515	280,499
Equity in net income (loss) of investment funds accounted for using the equity method				126,735	—	126,735
Other income (loss)				—	—	—
Corporate expenses				(16,263)	—	(16,263)
Transaction costs and other				(1,674)	—	(1,674)
Amortization of intangible assets				(16,715)	—	(16,715)
Interest expense				(36,224)	(5,119)	(41,343)
Net foreign exchange gains (losses)				(38,681)	(6,204)	(44,885)
Income (loss) before income taxes and income (loss) from operating affiliates				432,896	78,574	511,470
Income tax expense				(23,638)	(69)	(23,707)
Income (loss) from operating affiliates				919	—	919
Net income (loss)				410,177	78,505	488,682
Dividends attributable to redeemable noncontrolling interests				(882)	(993)	(1,875)
Amounts attributable to nonredeemable noncontrolling interests				—	(67,768)	(67,768)
Net income (loss) available to Arch				409,295	9,744	419,039
Preferred dividends				(10,403)	—	(10,403)
Net income (loss) available to Arch common shareholders				$398,892	$9,744	$408,636

Underwriting Ratios
Loss ratio	73.0%	76.1%	43.6%	67.7%	79.3%	68.7%
Acquisition expense ratio	14.2%	15.4%	10.2%	13.8%	16.7%	14.0%
Other operating expense ratio	17.0%	7.5%	10.4%	12.4%	10.0%	12.2%
Combined ratio	104.2%	99.0%	64.2%	93.9%	106.0%	94.9%

Net premiums written to gross premiums written	68.3%	60.1%	86.2%	67.5%	74.6%	69.9%

(1)    Certain amounts included in the gross premiums written of each segment are related to intersegment transactions and are included in the gross premiums written of each segment. Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above due to the elimination of intersegment transactions in the total.

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 (“PSLRA”) provides a “safe harbor” for forward-looking statements. This release or any other written or oral statements made by or on behalf of the Company may include forward-looking statements, which reflect the Company’s current views with respect to future events and financial performance. All statements other than statements of historical fact included in or incorporated by reference in this release are forward-looking statements. Forward-looking statements, for purposes of the PSLRA or otherwise, can generally be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” and similar statements of a future or forward-looking nature or their negative or variations or similar terminology.
Forward-looking statements involve the Company’s current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. Important factors that could cause actual events or results to differ materially from those indicated in such statements are discussed below and elsewhere in this release and in the Company’s periodic reports filed with the Securities and Exchange Commission (the “SEC”), and include:
•the Company’s ability to successfully implement its business strategy during “soft” as well as “hard” markets;
•acceptance of the Company’s business strategy, security and financial condition by rating agencies and regulators, as well as by brokers and its insureds and reinsureds;
•the Company’s ability to consummate acquisitions and integrate any businesses it has acquired or may acquire into its existing operations;
•the Company’s ability to maintain or improve its ratings, which may be affected by its ability to raise additional equity or debt financings, by ratings agencies’ existing or new policies and practices, as well as other factors described herein;
•general economic and market conditions (including inflation, interest rates, unemployment, housing prices, foreign currency exchange rates, prevailing credit terms and the depth and duration of a recession, including those resulting from COVID-19) and conditions specific to the reinsurance and insurance markets in which the Company operates;
•competition, including increased competition, on the basis of pricing, capacity (including alternative sources of capital), coverage terms or other factors;
•developments in the world’s financial and capital markets and the Company’s access to such markets;
•the Company’s ability to successfully enhance, integrate and maintain operating procedures (including information technology) to effectively support its current and new business;
•the loss of key personnel;
•accuracy of those estimates and judgments utilized in the preparation of the Company’s financial statements, including those related to revenue recognition, insurance and other reserves, reinsurance recoverables, investment valuations, intangible assets, bad debts, income taxes, contingencies and litigation, and any determination to use the deposit method of accounting;
•greater than expected loss ratios on business written by the Company and adverse development on claim and/or claim expense liabilities related to business written by its insurance and reinsurance subsidiaries;
•the adequacy of the Company’s loss reserves;
•severity and/or frequency of losses;
•greater frequency or severity of unpredictable natural and man-made catastrophic events;
•claims resulting from natural or man-made catastrophic events or severe economic events in the Company’s insurance, reinsurance and mortgage businesses could cause large losses and substantial volatility in the Company’s results of operations;
•the effect of climate change on the Company’s business;
•the effect of contagious diseases (including COVID-19) on the Company’s business;
•acts of terrorism, political unrest and other hostilities or other unforecasted and unpredictable events;
•availability to the Company of reinsurance to manage its gross and net exposures and the cost of such reinsurance;

•the failure of reinsurers, managing general agents, third party administrators or others to meet their obligations to the Company;
•the timing of loss payments being faster or the receipt of reinsurance recoverables being slower than anticipated by the Company;
•the Company’s investment performance, including legislative or regulatory developments that may adversely affect the fair value of the Company’s investments;
•changes in general economic conditions, including new or continued sovereign debt concerns or downgrades of U.S. securities by credit rating agencies, which could affect the Company’s business, financial condition and results of operations;
•changes in the method for determining the London Inter-bank Offered Rate (“LIBOR”) and the potential replacement of LIBOR;
•the volatility of the Company’s shareholders’ equity from foreign currency fluctuations, which could increase due to us not matching portions of the Company’s projected liabilities in foreign currencies with investments in the same currencies;
•changes in accounting principles or policies or in the Company’s application of such accounting principles or policies;
•changes in the political environment of certain countries in which the Company operates, underwrites business or invests;
•a disruption caused by cyber-attacks or other technology breaches or failures on the Company or the Company’s business partners and service providers, which could negatively impact the Company’s business and/or expose the Company to litigation;
•statutory or regulatory developments, including as to tax policy matters and insurance and other regulatory matters such as the adoption of proposed legislation that would affect Bermuda-headquartered companies and/or Bermuda-based insurers or reinsurers and/or changes in regulations or tax laws applicable to the Company, its subsidiaries, brokers or customers, including the Tax Cuts and Jobs Act of 2017; and
•the other matters set forth under Item 1A “Risk Factors”, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other sections of the Company’s Annual Report on Form 10-K, as well as the other factors set forth in the Company’s other documents on file with the SEC, and management’s response to any of the aforementioned factors.

All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts
Arch Capital Group Ltd.	Investor Relations
François Morin: (441) 278-9250	Donald Watson: (914) 872-3616; dwatson@archgroup.com

Source - Arch Capital Group Ltd.
arch-corporate